EXHIBIT 21

CONMED Corporation
Subsidiaries of the Registrant

Name	State or Country of Incorporation

Aspen Laboratories, Inc.	Colorado
CONMED Andover Medical, Inc.	New York
CONMED Deutschland GmbH	Germany
CONMED Endoscopic Technologies, Inc.	Massachusetts
CONMED France SAS	France
CONMED Italia SrL	Italy
CONMED Linvatec Australia PTY LTD	Australia
CONMED Linvatec (Beijing) Medical Appliances Co., Ltd	China
CONMED Linvatec Biomaterials OY	Finland
CONMED U.K. Ltd.	United Kingdom
Consolidated Medical Equipment Company S. de R.L. de C.V.	Mexico
Consolidated Medical Equipment International, Inc.	New York
GWH Limited Partnership	Florida
Largo Lakes I Limited Partnership	Delaware
Linvatec Corporation	Florida
Linvatec Austria GmbH	Austria
Linvatec Belgium NV	Belgium
Linvatec Canada ULC	Canada
Linvatec Denmark ApS	Denmark
Linvatec Europe SPRL	Belgium
Linvatec Finland OY	Finland
Linvatec Korea Ltd.	Korea
Linvatec Nederland B.V.	Netherlands
Linvatec Polska Sp. z.o.o	Poland
Linvatec Spain S.L.	Spain
Linvatec Sweden AB	Sweden
Viking Systems, Inc.	Delaware